UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2007

SINOBIOMED INC.
(Exact name of registrant as specified in its charter)

Commission File Number 333-128399

Delaware	20-1945139
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Room 3304, Bldg. #6, Lane 218, Wu-Zhou Road
Zhong-Huang Plaza
Shanghai, China 200080
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: 011-86-21-56969868

CDOOR CORP.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 1, 2007, Mr. Ka Yu, the President and CEO of the Company resigned from such positions without having any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On the same date, the Company’s new Board of Directors consisting of Messrs. Ban-Jun Yang, Ka Yu, Robert Ip, Chris Metcalf and Kim Kiat Ong, who were elected by the stockholders of the Company at its annual meeting of stockholders on March 1, 2007, appointed Mr. Ban-Jun Yang as the President and CEO, Mr. Ka Yu as the Secretary and Treasurer, and Mr. Asher Zwebner as the CFO.

In addition, to the Board of Directors appointing the new officers of the Company, the Board of Directors appointed an audit committee consisting of Messrs. Robert Ip, Chris Metcalf, Kim Kiat Ong and Asher Zwebner.

Information on newly appointed Officers

Ban-Jun Yang (age 51) is currently the President, CEO and a Director of the Company. Mr. Yang has served as a Director, President and CEO of Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. (“Shanghai Wanxing”) since March 31, 1996. He served as Chairman of the Board and General Manager for Shanghai Wanxing from 1996 to 2006. From 1991 to 1998, Mr. Yang has also served as Chairman of Shanghai Wanxing Automobile Service Co., Ltd. and Beijing Automobile Service Co., Ltd. Prior to this, Mr. Yang was Chairman of the Board for Hongkong Manhing Enterprises Limited, General Manager of Shenzheng Nanbei Commerce Center and Chairman of the Board of Beijing Hotel in Shenzhen. Mr. Yang has more than 20 years of experience in entrepreneurial and investment management in Hong Kong, Beijing and Shanghai.

Ka Yu (age 36) has been the President, CEO, Secretary, Treasurer and Director of the Company from October 31, 2006 to March 1, 2007 and was the CFO of the Company from Oct. 31, 2006 to December 28, 2006. As of March 1, 2007, Mr. Yu is the Secretary, Treasurer and a Director of the Company. In addition, he is currently the Senior Vice President of CY Oriental Holdings Ltd., which is listed on the TSX Venture Exchange. From 1996 to 2001, Mr. Yu was the Managing Director of Powerlot (Pacific) Ltd., a privately owned Corporation, during which he initiated, organized and supervised the business of the Corporation with over 500 staff members. Powerlot is engaged in the business of that Corporation consisted of garment manufacturing, logistics, telecommunications, and international trade with annual revenue exceeding $50 million USD in 2001. Mr. Yu graduated from Shanghai Teacher’s University in Shanghai in 1991 with a bachelors of Science.

Asher Zwebner (age 43) was the Company’s Chief Financial Officer and Treasurer until he resigned on October 30, 2006, in accordance with the Stock Purchase Agreement, dated October 16, 2006, whereby Mr. Zwebner agreed to sell all of his 1,000,000 shares in the Company to Mr. Ka Yu. However, on December 28, 2006, Mr. Zwebner was re-appointed as the CFO of the Company and he has again been re-appointed by the Board of Directors as the CFO subsequent to the annual meeting of stockholders. Since May, 2002, Mr. Zwebner has served as the Chief Financial Officer of ForexManage Ltd., a private hi-tech developer of Internet-based foreign exchange and risk management solutions based in Israel. Prior to that, Mr. Zwebner served as the Chief Financial Officer of SMC Ventures.com and for Britannica.com, both private companies located in Israel. From 2000 through 2002, Mr.

Zwebner served as a consultant for SMC Ventures, a strategic services firm which provides business consulting services for startup and established companies. From 1995 through 2000 Mr. Zwebner was a senior manager at Kost Forer and Gabbay (a division of Ernst and Young in Israel). Mr. Zwebner is a CPA in Israel and the United States, and received a BS Degree in Accounting and Finance from Touro College in 1988.

Item 8.01. Other Events

On March 1, 2007, the Company held its annual meeting of stockholders whereby the following corporate actions were all approved by holders of a majority of the issued and outstanding shares of the Company:

1.	Amendment to the Certificate of Incorporation to effectuate a name change of the Company to “Sinobiomed Inc.”;
2.	Amendment to the Certificate of Incorporation to effectuate an increase in the authorized shares of common stock from 50,000,000 to 250,000,000;
3.	Forward Stock Split of the Company’s issued and outstanding shares of common stock on a basis of forty (40) new shares for each one (1) old share;
4.	Amendment of the Company’s By-Law Article IV, Section 5 to read as follows:

“Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting for the action so taken, signed by the holders of a majority of outstanding shares entitled to vote thereon.”;

5.
Election of Messrs. Ban-Jun Yang, Ka Yu, Robert Ip, Chris Metcalf and Kim Kiat Ong as Directors of the Company to hold office until the next annual meeting of stockholders or until their successors are elected or appointed;

6.	Ratification of the appointment of Schumacher & Associates, Inc. as the Company’s independent registered public accountants for the fiscal year ended December 31, 2006; and
7.	Ratification of the adoption of the 2006 Stock Option and Incentive Plan for key personnel of the Company.

Pursuant to Form 8-K, General Instructions F, registrant hereby incorporates by reference the press release attached hereto as Exhibits 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description of Exhibit

99.1	Press release dated March 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SINOBIOMED, INC.

Date: March 9, 2007	By:	/s/ Ka Yu

Name: Ka Yu Title: Director